EXHIBIT 10.02

CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Agreement”) is entered into as of the             day of                     , 2013 by and between West Corporation, a Delaware corporation (the “Company”), and [First Name] [Middle Initial] [Last Name] (the “Executive”) and shall be effective as of the date hereof.

W I T N E S S E T H

WHEREAS, the Executive currently serves as a key employee of the Company or one of its Affiliates and his or her services and knowledge are valuable to the Company in connection with the management of one or more of the Company’s principal operating facilities, divisions, departments or subsidiaries;

WHEREAS, the Committee (as defined in Section 1) has determined that it is in the best interests of the Company and its stockholders to secure the Executive’s continued services and to ensure the Executive’s continued dedication and objectivity in the event of any threat or occurrence of, or negotiation or other action that could lead to, or create the possibility of, a Change in Control (as defined in Section 1) of the Company, without concern as to whether the Executive might be hindered or distracted by personal uncertainties and risks created by any such possible Change in Control, and to encourage the Executive’s full attention and dedication to the Company, and in order to further such interests the Committee has authorized the Company to enter into this Agreement; and

WHEREAS, this Agreement will operate in addition to the existing Employment Agreement (as defined in Section 1) between the Executive and the Company (or one of its Affiliates), except that the Executive will not be entitled to both the severance or consulting compensation payable under such Employment Agreement and the severance benefits provided under this Agreement, but in any event, will continue to be subject to all of the covenants set forth in the Employment Agreement, including those relating to confidentiality, noncompetition and developments.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company and the Executive hereby agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

(a) “Affiliate” means, with respect to any specified Person, (i) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise), and (ii) with respect to any natural Person, any member of the immediate family of such natural Person.

(b) “Affiliated Fund” means with respect to any Investors, each corporation, trust, limited liability company, general or limited partnership or other entity under common control with that Investor (including any such entity with the same general partner or principal investment advisor as that Investor or with a general partner or principal investment advisor that is an Affiliate of the general partner or principal investment advisor of that Investor).

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” shall have the meaning set forth in the Employment Agreement; provided that if the Executive has no employment agreement with such definition, then “Cause” shall mean the occurrence of any of the following: (i) the Committee, in good faith, determines that the Executive has engaged, during the performance of his or her duties, in significant objective acts or omissions constituting dishonesty, willful misconduct or gross negligence relating to the business of the Company or (ii) a plea of guilty or nolo contendere by the Executive, or conviction of the Executive, for a felony.

(e) “Change in Control” means the occurrence of any of the following:

(1) a sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole;

(2) any consolidation or merger of the Company with or into any other corporation or other person, or any other corporate reorganization or transaction (including the acquisition of capital stock of the Company), whether or not the Company is a party thereto, in which the stockholders of the Company immediately prior to such consolidation, merger, reorganization or transaction, own capital stock and either:

(i) represent directly, or indirectly through one or more entities, less than fifty percent (50%) of the economic interests in or voting power of the Company or other surviving entity immediately after such consolidation, merger, reorganization or transaction, or

(ii) do not directly, or indirectly through one or more entities, have the power to elect a majority of the entire board of directors of the Company or other surviving entity immediately after such consolidation, merger, reorganization or transaction; or

(3) any stock sale or other transaction or series of related transactions, whether or not the Company is a party thereto, after giving effect to which in excess of fifty percent (50%) of the Company’s voting power is owned directly, or indirectly though one or more entities, by any person and its “affiliates” or “associates” (as such terms are defined in the rules adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), other than the Investors and their respective Affiliated Funds;

but excluding, in any case referred to in clause (2) or (3) of this definition the Initial Public Offering or any bona fide primary or secondary public offering following the occurrence of the Initial Public Offering.

(f) “Code” means the Internal Revenue Code of 1986, as amended, including any regulations adopted thereunder.

(g) “Committee” means the Compensation Committee of the Board.

(h) “Date of Termination” means the date on which the Executive separates from service, within the meaning of Section 409A of the Code.

(i) “Employment Agreement” means the Employment Agreement, if any, between the Executive and the Company.

(j) “Good Reason” means, without the Executive’s express written consent, the occurrence of any of the following events after a Change in Control:

(1) either (i) a reduction in any material respect in the Executive’s position(s), duties or responsibilities with the Company, as in effect during the 90-day period immediately prior to such Change in Control, or (ii) an adverse material change in the Executive’s reporting responsibilities, titles or offices with the Company as in effect immediately prior to the such Change in Control;

(2) a reduction of 20 percent (20%) or more in the Executive’s rate of annual base salary as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter;

(3) any requirement of the Company that the Executive be based more than 50 miles from the facility where the Executive is based immediately prior to such Change in Control;

(4) the failure of the Company to provide the Executive with target bonus opportunities and employee benefits (excluding equity-based compensation, equity-based benefits and nonqualified deferred compensation) that are substantially comparable in the aggregate to the target bonus opportunities and employee benefits provided to the Executive by the Company and its Affiliates immediately prior to such Change in Control; or

(5) the failure of the Company to obtain the assumption agreement from any successor as contemplated in Section 10(b) or any other material breach of this Agreement or the Employment Agreement;

provided, however, that (x) the Executive provides written notice to the Company of the occurrence of any of the events set forth in clauses (1) – (5) of this definition within 90 days after the Executive has knowledge of the circumstances constituting such event; (y) the Company fails to correct the circumstances resulting in any of the events set forth in clauses (1) – (5) within 30 days after such notice; and (z) the Executive resigns within six months after the initial existence of such circumstances. For purposes of this Agreement, an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company or any of its Affiliates promptly after receipt of notice thereof given by the Executive shall not constitute Good Reason.

(k) “Initial Public Offering” means the initial public offering of the Company registered on Form S-1 (or any successor form under the Securities Act of 1933, as amended).

(l) “Investors” means the Other Investors, Quadrangle Investors and THL Investors.

(m) “Nonqualifying Termination” means a termination of the Executive’s employment:

(1) by the Company or any of its Affiliates for Cause;

(2) by the Executive for any reason other than a Good Reason;

(3) as a result of the Executive’s death; or

(4) by the Company or any of its Affiliates due to the Executive’s failure to perform his or her duties with the Company or its Affiliates on a full-time basis for at least 180 consecutive days as a result of the Executive’s incapacity due to physical or mental illness.

(n) “Other Investors” means SONJ Private Opportunities Fund, L.P. and its Affiliates.

(o) “Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

(p) “Quadrangle Investors” means Quadrangle Capital Partners II LP, Quadrangle Capital Partners II-A LP, Quadrangle Select Partners II LP, and their respective Affiliates.

(q) “Termination Period” means the period of time beginning with a Change in Control and ending on the earlier to occur of:

(1) two years following such Change in Control; and

(2) the Executive’s death.

(r) “THL Investors” means Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P., Thomas H. Lee Parallel (DT) Fund VI, L.P., THL Equity Fund VI Investors (West), L.P., THL Coinvestment Partners, L.P., Putnam Investments Holdings, LLC, Putnam Investments Employees’ Securities Company III LLC, THL Fund VI Bridge Corp., THL Parallel Fund VI Bridge Corp., THL DT Fund VI Bridge Corp. and their respective Affiliates.

2. Obligations of the Executive. The Executive agrees that in the event any person or group attempts a Change in Control, the Executive shall not voluntarily leave the employ of the Company or its Affiliates without Good Reason:

(a) until such attempted Change in Control terminates; or

(b) if a Change in Control shall occur, until 90 days following such Change in Control.

For purposes of this Section 2, Good Reason shall be determined as if a Change in Control had occurred when such attempted Change in Control became known to the Board.

3. Payments upon Termination of Employment.

(a) If, during the Termination Period, the employment of the Executive shall terminate, other than by reason of a Nonqualifying Termination, then the Executive shall be entitled to the following payments and benefits:

(1) The Company shall pay to the Executive (or the Executive’s beneficiary or estate) within 30 days after the Date of Termination (except as otherwise provided for in Section 14), as compensation for services rendered to the Company and its Affiliates:

(i) a lump sum cash amount (subject to any applicable payroll or other taxes required to be withheld pursuant to Section 4) equal to the sum of (x) the Executive’s base salary from the Company and its Affiliates through the Date of Termination, to the extent not theretofore paid, (y) the Executive’s annual bonus under the Company’s or its Affiliates’ annual bonus plan earned with respect to the fiscal year immediately prior to the fiscal year in which the Date of Termination occurs, to the extent not theretofore paid and (z) an amount equal to the Executive’s target annual bonus (without regard to any amounts that would otherwise be deferred) immediately prior to the Change in Control (or if higher, the Executive’s target annual bonus in respect of the fiscal year in which the Date of Termination occurs), multiplied (in the case of clause (z) only) by a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is 365 or 366, as applicable; plus

(ii) a lump sum cash amount (subject to any applicable payroll or other taxes required to be withheld pursuant to Section 4) equal to the sum of [one (1)] [two (2)] [three (3)] times the Executive’s highest annual base salary from the Company and its Affiliates (without regard to any amounts that would otherwise be deferred) in effect during the 12-month period prior to the Date of Termination and [one (1)] [two (2)] [three (3)] times the Executive’s target annual bonus (without regard to any amounts that would otherwise be deferred) immediately prior to the Date of Termination (or, if higher, the average of the annual bonuses earned by the Executive in respect of the three fiscal years of the Company (or such portion thereof during which the Executive performed services for the Company if the Executive shall have been employed by the Company for less than such three fiscal year period) immediately preceding the fiscal year in which the Change in Control occurs).

(iii) In the event that the aggregate cash severance and consulting compensation payable under the Employment Agreement would exceed the amounts payable to the Executive pursuant to this Section 3(a)(1), then the Executive shall be entitled to the cash severance and consulting compensation payable under the Employment Agreement in lieu of the amounts payable pursuant to this Section 3(a)(1). Subject to Sections 3(d) and 14 of this Agreement, such amounts shall be paid by the Company to the Executive within 30 days after the Date of Termination.

(2) For a period of [one] [two] [three] years commencing on the Date of Termination, the Company and its Affiliates shall, to the extent permitted under the applicable plans, continue to keep in full force and effect all medical, accident, disability and life insurance benefits with respect to the Executive and the Executive’s dependents with substantially the same level of coverage, upon substantially the same terms and otherwise to the same extent as such benefits shall have been in effect immediately prior to the Change in Control or, if more favorable to the Executive, as provided generally with respect to other peer employees of the Company and its Affiliates, and the Company and the Executive shall share the costs of the continuation of such benefit coverage in the same proportion as such costs were shared immediately prior to the Change in Control. To the extent the Company is unable to provide such benefit coverage for reasons other than cost, the Company shall reimburse the Executive for the amount necessary for the Executive to acquire comparable benefit coverage, reduced by the portion of the applicable premiums otherwise payable by the Executive, with such reimbursement to be made not later than 90 days after the date on which the Executive submits to the Company all required documentation evidencing the reimbursable expense, but in no event later than the end of the calendar year following the calendar year in which the expense was incurred. After the expiration of such [one] [two] [three]-year period, the Executive shall be entitled to continue the Executive’s medical coverage under applicable law (COBRA), at Executive’s expense.

(3) Each long-term incentive award granted to the Executive, including without limitation each option, restricted stock, restricted stock unit and other equity-based award, shall become fully vested, and to the extent any such award is subject to the attainment of specified performance measures, such performance measures shall be deemed satisfied at the target level.

(4) For a period of [twelve] [six] months commencing on the Date of Termination, the Executive shall receive outplacement assistance services from an outplacement agency selected by the Executive and the Company shall pay all costs of such services; provided that such costs shall not exceed $15,000 in the aggregate.

(5) Except as otherwise provided for in Section 3(a)(1), any amounts paid or benefits provided pursuant to this Section 3(a) shall be paid in lieu of any other amount of severance or consulting compensation that would otherwise be received by the Executive upon termination of employment of the Executive under any severance plan, policy or arrangement of the Company or its Affiliates, including any severance or consulting compensation payable under the Employment Agreement.

To be eligible for any payments under this Section 3(a), the Executive must execute and deliver to the Company, within 21 days after the Executive’s Date of Termination, a final and complete release in a form that is reasonably acceptable to and approved by the Company (and not revoke such release).

(b) If, during the Termination Period, the employment of the Executive shall terminate by reason of a Nonqualifying Termination, or if for any other reason the Executive is not entitled to the payments and benefits set forth in Section 3(a), then the rights of the Executive to severance or consulting compensation shall be determined pursuant to the terms of the Employment Agreement.

(c) If the Executive’s employment is terminated by the Company without Cause prior to a Change in Control at the direction or request of any person or group contemplating a Change in Control, and a Change in Control involving such person or group is thereafter consummated within 12 months following such direction or request, then for purposes of this Agreement the employment of the Executive shall be deemed to have been terminated as of the first day of the Termination Period and the Executive shall be entitled to the benefits set forth in Section 3(a); provided that such benefits shall be reduced and offset by any severance or consulting benefits received by the Executive prior to the consummation of such Change in Control pursuant to the Employment Agreement or otherwise; and provided further that the Executive executes a release as contemplated by Section 3(a). Any amounts payable pursuant to this Section 3(c) shall be paid within 30 days following the Change in Control, except as otherwise provided for in Section 14.

(d) Notwithstanding any other provision in this Agreement, if the Executive shall be entitled to any amounts payable pursuant to Section 3(a) or Section 3(c) in respect of a Change in Control which does not constitute a “change in control event” within the meaning of Treasury Regulation §1.409A-3(i)(5), and such Executive is a party to an Employment Agreement that, but for this Agreement, would provide for the payment of severance benefits at a time or in a form that is different than the time and form of payment under this Agreement, then to the extent necessary to comply with Section 409A of the Code and subject to Section 14 of this Agreement, the amounts payable pursuant to Section 3(a) or Section 3(c) shall be payable at the same time and in the same form as provided under such Employment Agreement. For the avoidance of doubt, nothing in this Section 3(d) is intended to reduce the aggregate amount payable to the Executive pursuant to Section 3(a) or 3(c) of this Agreement.

4. Withholding Taxes. The Company or its Affiliates may withhold from all payments due to the Executive (or his or her beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company or its Affiliates is required to withhold therefrom.

5. Reduction in Benefits. If at any time or from time to time, the Executive shall determine that any payment or other benefit to the Executive pursuant to this Agreement (“Potential Parachute Payment”) is or will become subject to the excise tax imposed by Section 4999 of the Code or any similar tax payable under any United States federal, state, local, foreign or other law (“Excise Taxes”), then the Executive may make a written election, delivered to the Company, to reduce the Potential Parachute Payments to the largest amount that could be payable without causing any Potential Parachute Payment to be (i) subject to any Excise Tax or (ii) nondeductible by the Company by reason of Section 280G of the Code (or any successor provision). Any such reductions shall be applied first to reduce the amount of the lump sum payment pursuant to Section 3(a)(1)(ii), and if further reductions are necessary, such reductions shall be applied on a prorated basis to all other Potential Parachute Payments that would be subject to an Excise Tax.

6. Reimbursement of Expenses. If any contest or dispute shall arise under this Agreement involving termination of the Executive’s employment with the Company or its Affiliates or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse the Executive, on a current basis, for all legal fees and expenses, if any, incurred by the Executive in connection with such contest or dispute, together with interest thereon at a rate equal to the prime rate, as published in The Wall Street Journal from time to time in effect, but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue from the date the Company receives the Executive’s statement for such fees and expenses (to the extent paid by the Executive) through the date of payment thereof; provided, however, that in the event the resolution of any such contest or dispute includes a finding that the Executive’s claims in such contest or dispute were without merit, the Executive shall be required to reimburse the Company, over a period of 12 months from the date of such resolution, for all sums advanced to the Executive pursuant to this Section 6, including interest.

7. Operative Event. Notwithstanding any provision herein to the contrary, except as set forth in Section 3(c), no amounts shall be payable hereunder unless and until a Change in Control is consummated at a time when the Executive is employed by the Company.

8. Termination of Agreement.

(a) This Agreement shall be effective on the date hereof and shall terminate upon the earliest to occur of (i) except as provided in Section 3(c), termination of the Executive’s employment by the Company or its Affiliates prior to a Change in Control, (ii) termination of the Executive’s employment pursuant to a Nonqualifying Termination and (iii) the expiration of the Termination Period with respect to the first Change in Control to occur after the date of this Agreement.

(b) The Company shall have the right prior to a Change in Control, in its sole discretion, pursuant to action by the Committee, to approve the termination of this Agreement, which termination shall not become effective until the date fixed by the Committee for such termination, which date shall be at least 120 days after notice thereof is given by the Company to the Executive in accordance with Section 11; provided, however, that no such action shall be taken by the Committee during any period of time when the Committee has knowledge that any person has taken steps reasonably calculated to effect a Change in Control until, in the opinion of the Committee, such person has abandoned or terminated its efforts to effect a Change in Control.

9. Scope of Agreement. Nothing in this Agreement shall be deemed to entitle the Executive to continued employment with the Company or its Affiliates and, if the Executive’s employment with the Company or its Affiliates shall terminate at a time other than the Termination Period, then, except as specifically provided herein, the Executive shall have no further rights under this Agreement.

10. Successors; Binding Agreement.

(a) This Agreement shall not be terminated by any merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred, and all references herein to actions or omissions of the Company following such merger, consolidation or transfer of assets shall be deemed references to actions or omissions of such surviving or resulting corporation or transferee.

(b) The Company agrees that concurrently with any merger or consolidation in which the Company is not the surviving or resulting corporation or any transfer of all or substantially all of the assets of the Company, it will cause any successor or transferee unconditionally to assume, by written instrument delivered to the Executive (or his or her beneficiary or estate), all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to or concurrently with the effectiveness of any such merger, consolidation or transfer of assets shall be a breach of this Agreement and (i) if such merger, consolidation or transfer is a “change in control event,” within the meaning of Section 409A of the Code, or (ii) the Executive terminates employment for Good Reason, the Executive shall be entitled to compensation and other benefits from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive’s employment were terminated following a Change in Control other than by reason of a Nonqualifying Termination. For purposes of implementing the foregoing, the date on which any such merger, consolidation or transfer becomes effective shall be deemed the Date of Termination.

(c) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amounts would be payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by the Executive to receive such amounts or, if no person is so appointed, to the Executive’s estate.

11. Notices.

(a) For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed:

(1) if to the Executive, to the home address of the Executive maintained in the Company’s business records, and if to the Company, to West Corporation, 11808 Miracle Hills Drive, Omaha, Nebraska 68154, Attention: Executive Vice President and General Counsel, with a copies to the Secretary and the Chairman of the Compensation Committee of the Board, or

(2) to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(b) A written notice of the Executive’s Date of Termination by the Company or the Executive, as the case may be, to the other, shall (1) indicate the specific termination provision in this Agreement relied upon, (2) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (3) specify the termination date (which date shall be not less than 15 days after the giving of such notice). The failure by the Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

12. Full Settlement; Resolution of Disputes.

(a) The Company’s obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

(b) If there shall be any dispute between the Company and the Executive in the event of any termination of the Executive’s employment, then, unless and until there is a final, nonappealable judgment by a court or arbitral tribunal of competent jurisdiction or a written agreement signed by both parties addressing such dispute, in each case declaring that such termination was for Cause, that the termination of employment by the Executive was without Good Reason, or that the Company is not otherwise obligated to pay any amount to the Executive and his or her dependents or other beneficiaries, as the case may be, under Section 3(a), the Company shall pay all amounts to an escrow account until there is a final nonappealable judgment by a court or arbitral tribunal of competent jurisdiction, or a written agreement signed by both parties addressing such dispute, as the case may be, that resolves whether the Company would be required to pay such amounts pursuant to Sections 3(a) as though such termination were by the Company without Cause or by the Executive with Good Reason, in which case such amounts would be released from escrow to the Executive, or not, in which case such amounts would be released from escrow to the Company.

13. Employment with Affiliates. Employment with the Company for purposes of this Agreement shall include employment with any Affiliate of the Company.

14. Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. Notwithstanding any other provision in this Agreement, to the extent any payments hereunder constitutes nonqualified deferred compensation, within the meaning of Section 409A of the Code, then (i) each such payment which is conditioned upon Executive’s execution of a release and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, shall be paid or provided in the later of the two taxable years and (ii) if Executive is a “specified employee,” as defined in Section 409A of the Code, as of the Date of Termination, then to the extent any amount payable under this Agreement is payable upon Executive’s separation from service, within the meaning of Section 409A of the Code, and under the terms of this Agreement would be payable prior to the six-month anniversary of Executive’s Date of Termination, such payment shall be delayed until the earlier to occur of (a) the six-month anniversary of the Date of Termination or (b) the date of Executive’s death. Any reimbursement or advancement payable to Executive pursuant to this Agreement shall be conditioned on the submission by Executive of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to Executive within 30 days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

15. Governing Law; Validity. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Nebraska without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which other provisions shall remain in full force and effect.

16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

17. Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by the Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by the Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Except as otherwise expressly set forth in this Agreement, the rights and obligations of, and the benefits payable to, the Executive, or his or her estate or beneficiaries pursuant to this Agreement are in addition to any rights and obligations of, and benefits payable to, the Executive, or his or her estate or beneficiaries under any other employee benefit plan, employment agreement or compensation program of the Company or any of its Affiliates, including the Employment Agreement. Without limiting the scope of the foregoing, the Executive shall be subject to all covenants set forth in the Employment Agreement, including those relating to confidentiality, noncompetition and developments, and such covenants shall be fully enforceable pursuant to the terms of the Employment Agreement, regardless of whether the Executive is entitled to the benefits set forth herein or in the Employment Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and the Executive has executed this Agreement as of the day and year first above written.

WEST CORPORATION

By:
Name:
Title:

Name: [First Name] [Middle Initial] [Last Name]

13